EXHIBIT 99.1

Precision Therapeutics Reports Fiscal Year 2017 Financial Results

Company reports strengthening STREAMWAY® System sales and new strategic focus on the emerging precision medicine market

MINNEAPOLIS, April 02, 2018 (GLOBE NEWSWIRE) -- Precision Therapeutics Inc. (NASDAQ:AIPT) (“Precision” or “the Company”), formerly Skyline Medical, a company focused on applying artificial intelligence to personalized medicine and drug discovery, announced today financial results for the three and twelve months ended December 31, 2017 and provides a business update on its plans to transition its strategic focus to precision medicine and the Contract Research Organization (“CRO”) services sector.

Highlights of the fourth quarter of 2017 and recent weeks include:

  Announced new strategic focus on applying artificial intelligence to precision medicine and drug discovery
  Changed corporate name from Skyline Medical to Precision Therapeutics
  Changed its NASDAQ Capital Market ticker symbol from 'SKLN' to ‘AIPT' to align the symbol with its new name
  Purchased 25% of Helomics, a precision diagnostic company and integrated clinical contract research organization
  Precision Therapeutics, Helomics Corporation and GLG Pharma formed a partnership to use their combined technologies to bring personalized medicines and testing to ovarian and breast cancer patients
  Formed TumorGenesis Inc. subsidiary to develop the next generation of patient derived (“PDx”) tumor models for precision cancer therapy and drug development
    Secured license agreements with SyntArray LLC, 48Hour Discovery and CellBridge Incorporated to advance its strategy
  Raised $2.5 million in net proceeds in a public offering, subsequent to the year end

Skyline Medical, a division of Precision Therapeutics, highlights of 2017 and recent weeks:

  Five STREAMWAY® Systems sold in Q4 2017; a total of ten STREAMWAY Systems sold in FY 2017
  Implemented international expansion strategy by partnering with independent distributors in Canada, Switzerland and Australia
  Opened new European headquarters in Belgium and appointed Jean-Paul Rasschaert as Vice President of International Sales
  Appointed Kevin Hungerford as Global Vice President of Sales and Marketing
  16 STREAMWAY Systems sold in the first three months of 2018; 100 total STREAMWAY Systems projected to be sold in 2018

Management Commentary

“In late 2017 and early 2018 we made significant progress executing on our strategy to diversify our portfolio of products and solutions by entering the fast-growing precision medicine market,” commented Dr. Carl Schwartz, Chief Executive Officer of Precision Therapeutics. “The emergence of precision medicine is creating a paradigm shift away from generalized medical solutions that treat large numbers of patients with similar symptoms, toward therapies that take into account individual variability in genes, environment, and lifestyle for each person. Our new strategic focus is on applying artificial intelligence to personalized medicine and drug discovery. By working to provide solutions that improve precision medicine clinical trial outcomes, we are positioning the Company as a critical partner to the industry, thereby enabling its stakeholders to participate in the growth of this emerging field of healthcare.

“To advance our strategy, we formed our TumorGenesis subsidiary to develop next generation, ex-vivo, patient-derived tumor models. These tumor models will be designed to ‘fool’ the cancer cells into behaving as though they are still in the patient’s body, which is expected to lead to better testing of drugs for personalized therapy and in the development of new drugs, compared with traditional animal models. We have secured several medical technology licenses to advance the development of these tumor models. To fuel revenue generation, we plan to offer testing of the TumorGenesis PDx tumors, in conjunction with Helomics, to pharmaceutical companies for the development of precision therapies, and to use the data generated to continue the build out of the Helomics’s D-CHIP Artificial Intelligence (AI) database of tumor profiles.

“Helomics’ ‘big-data’ D-CHIP repository currently contains the drug response profiles of over 149,000 patient tumors and their molecular, genomic, biochemical and histopathology data coupled to de-identified patient demographics. The D-CHIP uses a proprietary AI-powered bioinformatics engine to provide actionable insights to aid in the development of precision therapies. This technology represents a one-of-a-kind value proposition. Big Data and Artificial Intelligence are the foundation of the development of targeted treatments and personalized therapies. Providing actionable insights based on the specific biomarkers and gene signatures that cause diseases, is invaluable to disease diagnosis, the development of new diagnostics and therapies, and clinical trials performance.

“We plan to monetize these technologies by partnering with pharmaceutical, diagnostic, and academic organizations to advance the emergence of ground-breaking personalized cancer treatments. This presents a major opportunity for the Company. The precision medicine market was valued at over $43.6 billion in 2016 and is expected to witness more than 10.5% CAGR from 2017 to 2024 and we are excited at the opportunity to participate in its growth,” continued Dr. Schwartz.

“In the Skyline Medical division, we implemented an aggressive sales and marketing campaign in 2017, leading to an acceleration of STREAMWAY System sales in the fourth quarter. We believe this momentum will continue to drive higher sales and are encouraged by Skyline Medical’s outlook in 2018. We have already secured 16 sales this year, which exceeds our total 2017 sales, and with a March surge of selling 10 systems we expect an increased momentum toward selling a projected 100 STREAMWAY Systems in 2018. We are also expanding our international presence through independent distribution agreements and our recent hiring of key personnel to support the growth of our business, including a new Global Vice President of Sales and Marketing and an International Vice President of Sales and Marketing. We are confident in the future of the Skyline Medical division, and pleased with this continued progress,” concluded Dr. Schwartz.

Financial Results

Revenue for the three months ended December 31, 2017 was $220,313, compared with $139,563 for the three months ended December 31, 2016.  Revenue was derived from the sales of five STREAMWAY Systems and the sale of STREAMWAY disposable products during the fourth quarter of 2017.

Gross profit for the three months ended December 31, 2017 was $159,977 or 72.6% of revenue, compared with $107,074 or 76.7% of revenue for the same period in 2016.

Total operating expenses for the three months ended December 31, 2017 were $3.0 million, compared with $0.8 million for the three months ended December 31, 2016.

Net loss available to common shareholders for the three months ended December 31, 2017 was $2.9 million or $0.43 per share.  This compares with a net loss available to common shareholders for the three months ended December 31, 2016 of $732,772 or $0.16 per share.

Revenue for the twelve months ended December 31, 2017 was $654,836, compared with $456,495 for the twelve months ended December 31, 2016.

Total operating expenses for the twelve months ended December 31, 2017 were $8.3 million compared with $6.8 million for the twelve months ended December 31, 2016. The increase was primarily due to stock based compensation and investors stock compensation expenses, which increased by $1,480,000 and $903,000, respectively, and expenses related to warrants associated with Company raises in 2017. Sales and marketing expenses also increased to $1.0 million compared with $0.5 million in 2016, as a result of the Company’s focused sales and marketing campaign for the STREAMWAY System.

Net loss available to common shareholders for the twelve months ended December 31, 2017 was $7.7 million or $1.22 per share, compared with a net loss available to common shareholders for the twelve months ended December 31, 2016 of $6.5 million, or $2.31 per share.

The Company had cash, cash equivalents and marketable securities of $766,189 million as of December 31, 2017, compared with $2.0 million as of December 31, 2016.  Subsequent to the quarter ended December 31, 2017, the Company raised $2.5 million net proceeds in a public offering.

Conference Call and Webcast

Management will also hold a conference call at 4:30pm Eastern Time today, Monday, April 2nd, 2018 to discuss these results and provide a general business update. The conference call is scheduled to begin at 4:30 p.m. Eastern Time. A webcast of the event will be available on the Investors section of the Company’s website at www.skylinemedical.com

To access the conference call, U.S.-based listeners should dial (866) 548-4713 and international listeners should dial (323) 794-2093. All listeners should provide the following passcode: 2544311.

About Precision Therapeutics Inc.

Precision Therapeutics (NASDAQ:AIPT) operates in two business areas: first, applying artificial intelligence to personalized medicine and drug discovery to provide personalized medicine solutions for clients in the pharmaceutical, diagnostic, and biotech industries, and second, production of the FDA-approved STREAMWAY® System for automated, direct-to-drain medical fluid disposal.

Precision Therapeutics' CRO services business is committed to improving the effectiveness of cancer therapy using the power of artificial intelligence (AI) applied to rich data diseases databases. This business has launched with Precision Therapeutics' investment in Helomics Corporation, a precision diagnostic company and integrated clinical contract research organization whose mission is to improve patient care by partnering with pharmaceutical, diagnostic, and academic organizations to bring innovative clinical products and technologies to the marketplace.  In addition to its proprietary precision diagnostics for oncology, Helomics offers boutique CRO services that leverage our patient-derived tumor models, coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and a proprietary bioinformatics platform (D-CHIP) to provide a tailored solution to our client's specific needs. Helomics is 25% owned by Precision Therapeutics.  Helomics® is headquartered in Pittsburgh, Pennsylvania where the company maintains state-of-the-art, CLIA-certified, clinical and research laboratories. For more information, please visit www.Helomics.com.

Precision Therapeutics has also announced the formation of a subsidiary, TumorGenesis, to pursue a new rapid approach to growing tumors in the laboratory, which essentially “fools” the cancer cells into thinking they are still growing inside the patient. Precision Therapeutics and Helomics have also announced a proposed joint venture with GLG Pharma focused on using their combined technologies to bring personalized medicines and testing to ovarian and breast cancer patients, especially those who present with ascites fluid (over one-third of patients). The growth strategy in this business includes securing new partnerships and considering acquisitions in the precision medicine space.

Sold through the Skyline Medical business of Precision Therapeutics, The STREAMWAY System virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement, and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S.  For additional information, please visit www.skylinemedical.com.

Contacts:
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ebarker@kcsa.com

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STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
	Year Ended December 31,
	2017	2016
Revenue	$654,836	$456,495

Cost of goods sold	148,045	181,620

Gross margin	506,791	274,875

General and administrative expense	6,041,485	5,174,799

Operations expense	1,207,724	1,158,117

Sales and marketing expense	1,004,175	467,970

Interest expense	-	3

Total Expense	8,253,384	6,800,889

Net loss available to common shareholders	-7,746,593	-6,526,014

Other comprehensive income
Unrealized gain (loss) from marketable securities	-	1,501

Comprehensive loss	$-7,746,593	$-6,524,513

Loss per common share - basic and diluted	$-1.22	$-2.31

Weighted average shares used in computation - basic and diluted	6,362,989	2,823,345

	FOR THE QUARTER ENDED,
	December 31,
	2017	2016
Revenue	$220,313	$139,563

Cost of goods sold	60,336	32,490

Gross margin	159,977	107,074

General and administrative expense	2,072,991	490,669

Operations expense	632,256	230,055

Sales and marketing expense	323,780	119,122

Interest expense	-	-

Total Expense	3,029,027	839,846

Net loss available to common shareholders	(2,869,052)	(732,772)

Other comprehensive gain
Unrealized gain from marketable securities	-	-

Comprehensive (loss)	$(2,869,052)	$(732,772)

Loss per common share - basic and diluted	$(0.43)	$(0.16)

Weighted average shares used in computation - basic and diluted	6,598,663	4,529,978

BALANCE SHEETS
	December 31,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash & cash equivalents	$766,189	$1,764,090
Certificates of deposit	244,971	100,000
Marketable securities	-	284,329
Accounts Receivable	137,499	38,919
Notes Receivable	667,512	-
Inventories	265,045	272,208
Prepaid Expense and other assets	289,966	148,637
Total Current Assets	2,371,182	2,608,183

Notes Receivable	1,070,000	-
Fixed Assets, net	87,716	101,496
Intangibles, net	95,356	97,867

Total Assets	$3,624,254	$2,807,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$140,462	$220,112
Accrued Expenses	785,215	1,346,105
Deferred Revenue	6,662	7,998
Total Current Liabilities	932,340	1,574,215

Accrued Expenses	-	309,649
Total Liabilities	932,340	1,883,864
Commitments and Contingencies	-	-
Stockholders’ Equity:
Series B Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 79,246 and 79,246 outstanding	792	792
Series C Convertible Preferred Stock, $.01 par value, 20,000,000 authorized,	6,479	-
647,819 and 0 outstanding
Common Stock, $.01 par value, 50,000,000 authorized, 6,943,283 and 4,564,428 outstanding	69,432	45,644
Additional paid-in capital	57,380,256	47,894,196
Accumulated deficit	-54,765,045	-47,018,451
Accumulated Other Comprehensive Income	-	1,501
Total Stockholders' Equity	2,691,914	923,682

Total Liabilities and Stockholders' Equity	$3,624,254	$2,807,546